Exhibit 10.30

November 17, 2017

James A. Hilt
[address]

Re: Special Cash Retention Award -Amended Agreement

Dear Jim:

Express, LLC (the "Company") is pleased to offer you a special cash retention award ("Award") in the amount of
$350,000, subject to the terms and conditions set forth herein. If you choose to accept the Award, the company will pay you $350,000, less applicable tax withholdings, in two installments. The first payment of $250,000 less applicable tax withholdings will be paid on Friday November 27, 2017. The second payment of $100,000 less applicable tax withholding will be paid at the Company's next regularly scheduled payroll date following the end of the 2017 fiscal year. The payments require your execution of this letter agreement.

As a condition to receiving the Award, you hereby agree that in the event you voluntarily terminate your employment with the Company on or prior to the last day of the Company's 2019 fiscal year without Good Reason (as defined in your Amended and Restated Severance Agreement with the Company), or your employment is terminated by the Company with Cause (as defined in your Amended and Restated Severance Agreement with the Company), then you shall repay to the Company $250,000 if your employment ends before the end of the 2017 fiscal year or $350,000 if your employment ends after the end of the 2017 fiscal year. Repayment will be required within ten calendar days of your last day of employment with the Company.

This letter agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Ohio. This Award shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, retirement, death or other benefit under any other bonus, incentive, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

Jim, please feel free to contact me if you have any questions. If you wish to accept this Award, please sign as indicated below by November 20, 2017 and return this document to me.

/s/ Katie Maurer
Katie Maurer
Senior Vice President - Human Resources
Express, LLC

Acknowledged and agreed:

/s/ James A. Hilt
James A. Hilt